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                                                       MOTORCAR PARTS OF AMERICA
                                                     Moderator:  Crocker Coulson
                                                             06-29-04/3:30 pm CT
                                                           Confirmation #8312585
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                            MOTORCAR PARTS OF AMERICA

                           MODERATOR: CROCKER COULSON
                                  JUNE 29, 2004
                                   3:30 PM CT

(Crocker):        Thank you (Kerry) good afternoon everybody. Welcome to the
                  Motorcar Parts of America's Fiscal Fourth Quarter 2004 earnings call. We have had some technical delays on getting the release out this afternoon but it should be crossing the wire simultaneously with this call and if you have any difficulty receiving it feel free to give us a call at the end
                  - at 818 789-0100 and we will make sure that you get a copy.
                  With us today on the call are MPA's Chairman and CEO Selwyn
                  Joffe and the Chief Financial Officer Chuck Yeagley.

                  But before I turn the call over to them I'd like to inform our listeners that in this call many of the prepared remarks do contain forward-looking statements. And these are subject to risks and uncertainties. Management may also make additional forward-looking statements in response to your questions this afternoon. Therefore the Company claims the protection of the safe harbor for forward-looking statements contained in the private securities litigation reform act of
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                                                       MOTORCAR PARTS OF AMERICA
                                                     Moderator:  Crocker Coulson
                                                             06-29-04/3:30 pm CT
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                  1995. These statements are all subject to risks and
                  uncertainties that may cause actual results to differ materially from those discussed today including risks and uncertainties related to fluctuations in demand for MPA's alternators and starters the Company's ability to maintain and expand its relationship with key customers, the Company's ability to effectively grow its presence in the traditional warehouse market, variability in gross margins due to customers pricing pressures - fluctuations in cost of materials and customer turn of course and other factors, increases in working capital required as a result of the implementation of a pay on scan initiative with the Company's largest customer and risks related to the company's plan to expand its offshore manufacturing operation. Examples of forward-looking statements include those related to MPAs anticipated projected revenues, gross margin, expenditures and liquidity needs. We would like to encourage all of you to review in more detailed discussion in this risks and uncertainties that can be obtained with the Company's filings with the SEC and in particular on Form 10K. Any projections as the company's future financial performance represent management estimate as of today June 29, 2004 and MPA assumes no obligation to update these projections in the future due to changing market conditions or otherwise.

                  Well with those formalities out of the way it is my pleasure to turn the call over to MPA's CEO Selwyn Joffe.

Selwyn Joffe:     Welcome everyone and sorry for the delay on the press release and everything. And thanks for your time and interest in our fiscal fourth quarter
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                                                     Moderator:  Crocker Coulson
                                                             06-29-04/3:30 pm CT
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                  and our 2004 results. As many of you know this is the first time MPA has held a quarterly conference call for investors so
                  I wanted to start off by welcoming those of you who have already been following MPA. Going forward we intend to make these calls a regular quarterly event, and I encourage you to ask questions today and then come back to check in on our progress.

                  For those of you who are new to the story I am going to spend a little bit of time today explaining who MPA is and what our growth initiatives are and what we see as our market opportunity in the future. When I became chairman in January of 2000 MPA had been long been the market leader in the remanufacturer of alternators and starters. We had a 25% share of the do-it-yourself segment and supplied many of the largest automotive retail chains in the country. We began our financial turnaround, we had returned the Company to profitability and had significantly reduced our debt.

                  In February of 2003 I became CEO and immediately focused on restoring stockholders equity to our story. Just as importantly MPA has enjoyed an unmatched industry reputation for product quality, and we always have had a strong customer service orientation that has continued to enhance that.

                  However we recognize that our business had considerable vulnerabilities. Our customers had a number of cost savings initiatives and we were losing business and had a consistent track of losing business. Price competition for our products was and remains intense.
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                                                             06-29-04/3:30 pm CT
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                  Remanufactured alternators and starters were perceived as a commodity category. We had no presence in the largest segment of the overall market, which was the traditional warehouse market. And we did not have a clear plan to achieve growth in an industry that we thought was critically rapidly consolidating and we needed to stake out market share.

                  With that, we developed a team and our team developed a plan to address these critical issues. We laid a road map of strategic initiatives that were designed to stabilize our existing revenues increase our profitability and develop a platform to support future growth.

                  Specifically I have met with most - a lot of you. We have told investors that we would increase our gross margins and capital efficiency by implementing a new system of operations based on the concept of lean manufacturing throughout our organization.

                  We have also worked to secure multi-year contracts of all of our major customers. We would strife to expand our share with our existing retail chain customers. We would launch a line of remanufactured alternators and starters targeted to the professional installer segment of the market. And we would lay the groundwork to expand our overseas manufacturing presence.

                  I am happy to report that over the last 12 months we have exceeded all of our operational goals. A strong fourth quarter results which you will see - and I apologize for the press release not being there in advance of this. But you'll see a strong fourth quarter results indicate that we are on track to deliver renewed growth and improving profitability in the fiscal 2005 year.

                  Firstly, we have transformed our operating systems to be far more efficient and we have based them on the concepts of lean manufacturing a system originally
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                  pioneered by Toyota Motor Company. Our California facility is now 100% lean and our Malaysian operation and facility are at 50% lean point at this point in time fastly approaching completion. This approach has sliced manufacturing time from approximately five days to complete a finished good unit to an average - an average of about one hour. We are rapidly adjusting to shifting demand and we are able to do that because of our flexibility from the lean manufacturing initiatives.

                  As a result we have been able to improve productivity across the board in all of our departments within our company, improve manufacturing capacity and product qualities and dramatically increase gross margin. For fiscal 2004 our gross margin have increased to 15.2% from 10.4% in fiscal 2003. More details will follow in the financial presentation.

                  Next although our customers included three of the largest automotive parts retail chain in the country a year ago none were under long term contract. We set out to change that - I am happy to report to you that we've obtained our goal of signing multi-year contracts with all three of these national retailers. These contracts provide a stable platform from which we can add new customers and expand our share of the do it yourself market which now exceeds 25%. In May of this year we signed an agreement with our largest customer AutoZone which makes MPA the primary provider of import alternators and starters in the United States. This innovative agreement increased the number of distribution centers we supply from three to eight for import alternators and starters. And, at the same time, we have maintained our distribution points for all of our domestic alternator and starter applications with them.
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                                                             06-29-04/3:30 pm CT
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                  We expect this contract to generate substantial incremental revenue for MPA during fiscal 2005.

                  In addition during the fourth quarter we formally launched our new quality built line of remanufactured alternators and starters targeted to the traditional market of professional installers. The do-it-for-me market. These new products began shipping just a few weeks ago. A lot of preparation and thought went into the development of the marketing strategies and the launch of the (QB) line. A new team in charge of the traditional market has done an excellent job building our network of sales reps and putting together an innovative marketing strategy and program that leverages MPAs reputation for quality parts and efficient delivery. Recently we received our first large contract for the (QB) line. We expect this one warehouse customer to contribute $9 million in annual revenue for this fiscal 2005 period meeting our initial projections for the entire year.

                  The traditional market represents a huge growth opportunity for MPA and accounting - with accounts for more than half of the total off the market alternators and starters, and we are very encouraged by this development.

                  Finally we have laid the groundwork to continue to improve our cost structure by expanding our overseas manufacturing presence. We have identified a new manufacturing site and have high key personnel experienced in Mexican operations with the goal of having our facility up and running in early fiscal 2005.

                  Our fourth quarter fiscal 2004 results confirm that MPA has begun to harvest the benefits of the investments we have made. To review those in detail I am
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                                                             06-29-04/3:30 pm CT
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                  going to turn the call over to Chuck Yeagley our Chief
                  Financial Officer who will discuss these results in more detail. Chuck.

Chuck Yeagley:    Thank you Selwyn and good afternoon everyone. Our fourth
                  quarter results confirm that the strategic initiatives Selwyn discussed are beginning to have a measurable impact on the top and bottom line. I'm going to review some of the key financial metrics for the quarter and full year fiscal 2004.

                  Revenue for the fourth quarter was $33.5 million off 2.9% from $34.6 million in the fourth quarter of 2003. The year over year decline was as a result of the loss of two distribution centers at one of our customers in the first quarter of fiscal 2004. However this was largely offset by incremental sales generated under the initial phase of our expanded relationship with our largest customer under a pay on scan basis. Under this program we provide our customers with inventory on consignment and book revenue at the time our customer makes the sale to the end user.

                  At the end of the fourth quarter we had approximately $3.9 million in inventory, which remained unsold, but would have been included in net sales prior to the initiation of this program. For the full year revenue was $152.6 million down 8.9% from $167.6 million in fiscal 2003. The full year decline was caused by the loss of a customer in the fourth quarter of fiscal 2003 coupled with the two distribution centers I just mentioned. Gross margin jumped to 20.4% in the fourth quarter of fiscal 2004 from 14.5% in the third quarter and 6.2% in the year ago quarter.
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                  During the quarter MPA recognized $625,000 reduction in cost of goods sold which reflected the lower than anticipated customer return of core, which have a higher cost than core we purchased from core brokers, and $356,000 in additional revenue due to the elimination of a warrant to reserve related to the other returns. Excluding these factors our normalized gross margin would have been 17.4% for the fourth quarter. For the full year our gross margin increased to 15.2% from 10.4 in fiscal 2003. The increase in our gross margin primarily reflects our full conversion to operating systems based upon the concept of lean manufacturing. The under return of cores discussed earlier price concessions we realized from our key suppliers and increased production in our lower cost Malaysian facility.

                  General and administrative expenses for the quarter remained relatively the same at $1.9 million. For the full year G&A expenses were $9.6 million or 6.3% of revenue compared with $8.9 million or 5.3% of revenue in fiscal 2003. The year over year increase partially reflects $1.4 million in legal fees and settlement paid under the Company's indemnification of former management relating to an SEC investigation. Although we anticipate paying additional legal fees in fiscal 2005, we expect the amount to be substantially less than that which we paid in fiscal 2004.

                  Sales and marketing expenses for the fourth quarter increased to $540,000 or 1.6% of sales from $207,000 or 0.6% of sales in the fourth quarter of 2003.
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                                                     Moderator:  Crocker Coulson
                                                             06-29-04/3:30 pm CT
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                  For the full year sales and marketing expense grew by 85% to
                  $2 million up from $1.1 million a year ago. The increase reflects new personnel hires and marketing initiatives to support our launch of the (QB) brand of alternators and starters targeted to the professional installer market. We expect sales and marketing expenses to continue to run around the current level in fiscal 2005.

                  Net interest expense in the fourth quarter was $207,000 compared to $126,000 in the fourth quarter last year. For the full year net interest expense declined 31% to $931,000 from $1.3 million during the - from $1.3 million. During the year we paid down $6.3 million in debt and benefited from lower interest rates.

                  Fourth quarter operating income increased to 14 -- excuse me -- fourth quarter operating income increased to $4.2 million or 12.6% of sales as compared to an operating loss of $317,000 in the prior year quarter. Full year operating income increased to - increased by 57.9% to $11 million or 7.2% of sales in fiscal 2004 from $6.9 million or 4.1% of sales in the prior year.

                  Net income in the fourth quarter was $2.8 million or 32 cents per diluted share compared with $3.9 million or 45 cents diluted share in the same period last year. It is important to note that in the fourth quarter of fiscal '04 we recognize an expense of $1.2 million or 14 cents per share in income taxes versus the prior year - a $4.3 million or 50 cents per share income tax benefit in Q4 of fiscal 2003. For the full year we reported net income of $6.5 million or 77 cents per share as compared to $10.6 million or $1.24 per diluted share in fiscal 2003. Again fiscal year 2004 net income includes $3.6 million or 43 cents per share in
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                                                             06-29-04/3:30 pm CT
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                  income tax expense versus a $5 million [or] 59 cents per share income tax benefit in the prior fiscal year.

                  Turning to the balance sheet we ended the quarter with $7.6 million in cash, $28.7 million in inventory, $40.4 million in working capital and $4.7 million in total debt. As Selwyn mentioned, in May of 2004 we signed a contract with our largest customer to be their primary supplier of import alternators and starters. In addition this contract includes being the primary supplier for five warehouses to supply CS alternators and domestic starters. This contract calls for MPA to purchase $24 million of the customer's inventory at the price they originally paid for it. As a result our first quarter balance sheet will reflect a $24 million liability. We will pay for this inventory over 24 months without interest through the issuance of monthly credits against receivables generated by that customer. At the end of the two-year period we will purchase an additional $24 million in inventory, which would extend the contract through May 2010.

                  MPA generated $15.2 million in cash from operating activities in fiscal 2004 down from $21 million in fiscal 2003. The decline in operating cash flow was in part attributable to our build up of $3 million in finish goods inventory in anticipation of the new business we were awarded and $2.4 million in inventory we had out there on pay on scan with our largest customer. In fiscal 2004 we used $3.4 million of our net operating loss carry forward to offset the income tax expense we recognized. At March 31 2004 MPA had $11.6 million in operating losses remaining to offset future
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                  federal income taxes and $7.5 million to offset state income tax payable in future quarters.

                  And now I would like to turn the call back to Selwyn who will discuss our goals and business outlook for the first quarter and fiscal year 2005.

Selwyn Joffe:     Thanks Chuck. Important in understanding our numbers, we get to reflect on now fluctuations in income tax income versus income tax expense just as a comment to the prior report.
                  Going forward fiscal 2005 is off to a very brisk start. As the end of June, we have fully ramped upon production under our expanded relationships with our largest customer and as a result we expect to report strong double-digit revenue growth for the first quarter of fiscal 2005. While we have been asked to keep the terms of this agreement confidential and we respect the confidentiality of all of our customers, we feel that it is truly a win-win relationships that will have a far-reaching impact on our industry. We were pleased to negotiate a framework that met our customer's financial objectives of bringing significant incremental revenue to MPA.
                  Our expectation is that the agreement will make a meaningful contribution to MPA's operating income in fiscal 2005 and be somewhat neutral from a cash flow perspective.

                  Combined with the anticipated contribution from our quality built line we expect the full year 2005 revenues will significantly increase. Based on the positive leverage from this incremental revenue and continuing manufacturing efficiencies we expect that gross margin will modestly improve from full year 2004 levels.
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                  But this is just the beginning. As we head into fiscal 2005 we are continuing to work on initiatives to accelerate our top line growth. To expand our margins and to increase the value we are able to deliver to our customers in both the retail and the professional installer segments.

                  Among the things to look for in fiscal 2005 we will seek to aggressively grow our presence in the do-it-for-me or professional installer segment a $700 million market opportunity. With our first warehouse win under our belts we would expect sales of a brand of (QB) line to increase to 5% of our total sales by the end of fiscal 2005 up from less than 1% today. In addition to diversifying our revenue base this market offers more attractive margin opportunities for MPA. We are continuing to expand our production in Malaysia where we enjoy a very favorable labor cost differential as compared to our Torrance facility. The Malaysian facility is now well underway to be converted to lean manufacturing and we would expect to double our production at the 50,000 units per month in fiscal year 2005. Longer term we see our Malaysian facility and the Malaysian management who are extremely extremely experienced and a top-notch management team as the key strategic asset to expand into the Asian market and to further markets outside the United States, which represents some of the fastest growing markets for new and used cars in the world. In the meantime we expect to have our new manufacturing facility in Mexico up and running by the first quarter of 2005 and to begin transfer and production from our Torrance facility over the balance of 2005 and the future.
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                  The opportunity to continue to improve our cost structure
                  while maintaining the ability to effectively supply the U.S. market is very exciting.

                  Finally, we look for ways to transform our relationship with our customers from that of a commodity provider to a value added supplier-marketing partner. We've noticed an increase in sales and marketing expenses and this has been for a reason.

                  We intend to encompass a wide range of initiatives that use advance technology, micro marketing strategies and other techniques that help both MPA and our retailers increase sales, improve margins and increase customer satisfaction.

                  I'd like to touch on just a few examples at this point.
                  Working with the hardware supplier we developed a fully automated diagnostic machine that enables the in store sales person to accurately determine if a starter or alternator is functioning correctly. A major problem in our business is the returning of functioning merchandise due to faulty customers diagnosis of the underlying problem. Not only is that a problem for us but our customers are losing the opportunity to sell a product that should be sold to their customer if they sell a product that is not right. We have seen returns that climb significantly with the major retail chain following the rollout of our new test of program, improving margins for both MPA and our customer while generating a new royalty stream flow MPA from the licensing of our intellectual property. In addition we have developed an online certification program for the in-store sales people that helps our retail customers define a new standard of
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                  professional excellence in the automotive electrical category.
                  Employees who compete this e-learning course will be issued a certificate and could be eligible for salary increases or bonuses. As a result of taking the course they'll be better equipped to diagnose problems, sell the right products and increase customer satisfaction, and we believe our customers will value this as an additional value added piece of their sales mix.

                  We've also taken our entire parts catalogue with over 28,000 skews on line so that professional installers retails sales people and consumers can simply type in the make model and year of the car and determine the right part number for the alternator or starter. This is a considerable advance over paper-based catalogues. This will help us expand our parts coverage and enable our customers to see this - have visibility of this almost immediately. We have also developed a Web based self diagnostic guide that walks the consumer through a step by step process to tell them the cause of their electrical problems and determine the right solution to repair it. Again the emphasis is on adding value to our customers while reducing the cost and customer dissatisfaction associated with a faulty diagnosis. These are just a few examples of how MPA is seeking to build customer loyalty and brand awareness.

                  We are converting a commodity driven business into consumer driven with a consumer driven attitude and adding value to our retail chain partners. There are many other initiatives under development and, taken together, we think they will be the basis for an important strategic advantage as we seek to build this
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                  Company to the category leader in the ring manufactured
                  alternator and starter market for the future.

                  At this point in time, it has been kind of crazy talking to myself on a muted telephone. But I would like to open this call up to any questions that the listeners might have. Operator if you could do that.

Operator:         At this time I would like to remind everyone in order to ask a question please press the star and the 1 on your telephone keypad. Your first question comes from (Michael Legg) with (Grand Slam).

(Michael Legg):   Selwyn congratulations on your quarter.

Selwyn Joffe:     Thanks (Michael) good to hear from you.

(Mitch Saxs):     This is (Mitch Saxs) (Michael) is on the phone also.

Selwyn Joffe:     Okay hi (Mitch).

(Mitch Saxs):     In terms of margins how will you try and look at margins going forward? You know going up a bit towards the end of the year.
                  How would you have a look at the margins going forward?

Selwyn Joffe:     I think I would look at the normalized fourth quarter rate of around 17 points. And I think that is a comfortable rate for us in the next 12 months. We continue to experience a lot of pricing pressure from our customers but we try to work
                  vigorously to offset those with operating efficiency so I
                  think it is safe for modeling function would be around our normalized fourth quarter run rate.
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(Mitch Saxs):     Thanks. And then on the annual carry forward will you utilize most of not all of that this year?

Selwyn Joffe:     I hope so - yes lets check - well again without giving too much guidance on the earnings numbers - but we are on - we continue to believe that we will be profitable. And certainly we will use as much as we can to offset profits. Hopefully we will have a great year.

(Mitch Saxs):     How about getting you guys re-listed on NASDAQ?

Selwyn Joffe:     We believe that now that we've completed our orders now for a full five years of operating results - we have four and a half years audited and we did not have an income statement going back five years. But we are now in a position to formally go ahead and proceed with our application to NASDAQ.

(Mitch Saxs):     Okay thank you very much.

Selwyn Joffe:     Thanks (Mitch).

Operator:         Your next question comes from (Ross Dumont) with Midway
                  Capital.

(Ross Dumont):    Hi guys congratulations on a good quarter and a good year.

Selwyn Joffe:     Thanks (Ross).

(Ross Dumont):    Now could you Chuck maybe just run through a little detail the gap and then the cash impact of this inventory deal related to the AutoZone contract. I just didn't understand kind of how that works.
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Chuck Yeagley:    What - actually we are still analyzing how we anticipate
                  booking this - is we will be booking it at our finished good cost.

(Ross Dumont):    Okay.

Chuck Yeagley:    And the difference would be a marketing allowance which based on the four year contract would be written off over a four year period. So it is the difference between what we are buying - our standard cost for that inventory would be a reduction in revenue over the four-year period.

(Ross Dumont):    Okay and this is primarily delivered inventory.

Chuck Yeagley:    Yes.

(Ross Dumont):    Okay so you are going to take the inventory back on to the balance sheet - you are going to take a liability on the balance sheet and viability to take down on a linear manner or as units are sold type of manner over the next two years.

Chuck Yeagley:    Linear.

(Ross Dumont):    Yes linear -

Chuck Yeagley:    Linear yes.

(Ross Dumont):    Okay so you could actually - if we go to a little bit more detail at some point. Or maybe if you - your next presentation you guys could kind of do a slide on that because it could be just be a little confusing in the street.

                  I think the second question you talked about how you are going to transfer manufacturing in Mexico sort of cell by cell. How much of that would you
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                  see - how many - what percentage of the cells would you see having gone down in Mexico by the end of '05?

Selwyn Joffe:     This is Selwyn answering that question. At this point in time
                  I'm hesitant to give you an exact number but I will say that we are planning a nice presence in Mexico. And with the operating and manufacturing systems the way that we have in place we believe that the first couple may be would take a little longer in time.

                  But once a couple of them are done they will be able to execute the transition very quickly. Now that is a hedge against your question. I would say we'll start seeing financial impact - serious financial impact from a move - from this move in the next fiscal year.

(Ross Dumont):    Next fiscal year - yes okay very good thanks for everything.
                  And hope to speak with you guys again soon thanks.

Selwyn Joffe:     Thank you very much.

Operator:         Your next question comes from (John Schmidt) with (Rain
                  Capital First). Just one moment. Mr. (Schmidt) your line is open

(John Schmidt):   Yes hello Selwyn?

Selwyn Joffe:     Hi (John) how are you doing?

(John Schmidt):   Hey I am doing well thank you. On (unintelligible) has been answered - how much - let me ask it differently - how much of your manufacturing are you currently running through
                  California?
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Selwyn Joffe:     Today about 90% through California today.

(John Schmidt):   And then if you are off shore in California so to speak would it all go to Mexico? Or would some of it also go to Malaysia?

Selwyn Joffe:     The initial intent is to transfer the majority of the Torrance production to Mexico. And ultimately - and this is a little bit further down the line Malaysia will be dedicated to providing foreign marketplace with product.

(John Schmidt):   Okay.

Selwyn Joffe:     So we would transition most of Torrance and most of Malaysia to Mexico. And then Malaysia would focus on a new market.

(John Schmidt):   And that would make sense - Malaysia is providing - how much
                  Malaysian capacity or product is going into the U.S.?

Selwyn Joffe:     One hundred percent - we only do business in the U.S. at this point in time so 100% of Malaysia comes to the U.S.

(John Schmidt):   Okay.

Selwyn Joffe:     There is a disadvantage with Malaysia because we - most of our raw material - almost all of our raw material is U.S. driven and so the lead time of putting this product on the water to Malaysia and then producing and bringing it back is less cost efficient than moving it down the road from our facilities into Mexico.

(John Schmidt):   And then as far as what is left to do before you can actually get production running in Mexico I assume you've got - I know there was some real estate
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                  that you had to get tacked down etc. - get a partner etc. I mean what is left to do there?

Selwyn Joffe:     We are in the process now of finalizing a corporation in
                  Mexico. We have not finalized our facility agreement yet. But we are in the process of doing that. And there is a lot to be done there still.

(John Schmidt):   Yes.

Selwyn Joffe:     I mean it's just in its infant stages. Although very visible at this point.

(John Schmidt):   But you think that the introduction the first half of '05 or I am not really clear on when production could actually start running out of Mexico.

Selwyn Joffe:     We believe that we can start producing in the first quarter of
                  '05.

(John Schmidt):   Fiscal '05.

Selwyn Joffe:     No of calendar.

(John Schmidt):   Okay.

Selwyn Joffe:     Yes we don't believe you'll see any financial impact in the numbers for this fiscal but we believe the following fiscal year that you will see financial impact.

(John Schmidt):   All right thanks guys.

Selwyn Joffe:     Thanks (John).
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Operator:         Again I would like to remind everyone in order to ask a
                  question please press star and the 1 on your telephone keypad.
                  At this time there are no questions

Selwyn Joffe:     I guess there are no more questions I think we could bring the call to an end. (Crocker)

Man: Thanks a lot everyone for joining us. And we look forward to coming back to you later in fiscal 2005.

Selwyn Joffe:     Thank you everybody we appreciate your support.


                                       END